Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated January 19, 2017 relating to the financial statements of the BlackRock 2022 Global Income Opportunity Trust (the “Trust”), which appears in the Statement of Additional Information in the earlier pre-effective registration statement of the Trust on Form N-2 (File Nos. 333-214922 and 811-23218), which in turn is incorporated in this registration statement on Form N-2 by reference. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which also appears in the earlier pre-effective registration statement of the Trust on Form N-2 (File Nos. 333-214922 and 811-23218).

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 23, 2017